Exhibit 8.2
The following opinion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of the transaction described below. Each taxpayer that is not a client of Clifford Chance US LLP in respect of the matters addressed herein should seek advice based on such person’s particular circumstances from an independent tax advisor.
October 29, 2009
AEI
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands

Re:	Registration Statement on Form F-1 (Registration No. 333-161420)
Ladies and Gentlemen:
We have acted as counsel to AEI, a Cayman Islands company (the “Company”), in connection with the initial public offering of ordinary shares of the Company. The ordinary shares are being sold pursuant to a registration statement (the “Registration Statement”) on Form F-1 (Registration No. 333-161420) as filed with the Securities and Exchange Commission (the “SEC”). In connection with the offering and sale of the ordinary shares, you have requested our opinion as to the United States federal income tax matters addressed below. Except as otherwise indicated, terms used in this letter have the meanings given to them in the Registration Statement.
In rendering the opinions expressed herein, we have examined and, with your permission, relied on the following items: (i) a representation letter dated the date hereof delivered by the Company to us in connection with the opinions expressed herein (the “Representation Letter”); (ii) the Registration Statement; and (iii) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter ((i), (ii) and (iii) together, the “Relevant Documents”).
In our examination of the Relevant Documents, and for purposes of rendering the opinions stated below, we have assumed, with your consent, that (i) all Relevant Documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original Relevant Document are genuine, (iii) all representations and statements set forth in the Relevant Documents are and will continue to

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October 29, 2009
be true, complete and correct, (iv) the representations of the Company set forth in the Relevant Documents are and will continue to be true, complete and correct without regard to any qualification set forth therein to the effect that a representation is made to a person’s knowledge or to the best of a person’s knowledge, and (v) all obligations imposed by any of the Relevant Documents on the parties thereto have been performed or satisfied in accordance with their terms.
For purposes of rendering the opinions stated below, we have assumed, with your consent, that the Company’s expectations regarding time periods following the date hereof, as set forth in the Representation Letter, are and will continue to be accurate.
Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:
1.	The Company should not be treated as a “passive foreign investment company” (within the meaning of Section 1297(a) of the Internal Revenue Code of 1986, as amended) (a “PFIC”) for the Company’s most recently completed taxable year.

2.	The Company should not be treated as a PFIC for the Company’s current or future taxable years.

3.	The statements set forth under the heading “United States Federal Income Taxation” in the Registration Statement (i) are the opinion of Clifford Chance US LLP and (ii) insofar as such statements address United States federal income tax law and regulations, subject to the limitations and qualifications stated therein, fairly present the material United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock.
The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws and regulations existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.
The opinions set forth above represent our conclusions based upon the assumptions, documents, records, instruments and facts referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. The opinions set forth herein are as of the date hereof, and we undertake no obligation to update these opinions in the event that there is either a change in the legal authorities, facts or documents on which these opinions are based or an inaccuracy in the representations or assumptions on which we have relied in rendering these opinions.

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October 29, 2009
This opinion is being provided to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the references therein to us under the heading “United States Federal Income Taxation.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Clifford Chance US LLP